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                                                                    EXHIBIT 23.0

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated January 29, 1999, in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Business Objects S.A. for the registration of 1,035,000 of its ordinary shares.


     We also consent to the incorporation by reference therein of our report dated January 29, 1999 with respect to the financial statement schedules of Business Objects S.A. for the years ended December 31, 1996, 1997 and 1998 included in the Form 10-K for 1998 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Jose, California

October 20, 1999